EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 2-69114; 2-77987; 2-77988; 2-85545; 2-94205; 33-24530; 33-52072; 33-52076; 33-63847; 33-64285; 333-21367; 333-31289; 333-31291; 333-45007; 333-45011; 333-69193; 333-88777; 333-88779; 333-71241; 333-71243; 333-71245) of Applied Materials, Inc. of our report dated November 17, 1999 relating to the consolidated financial statements, which appears in the 1999 Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated November 17, 1999 relating to the financial statement schedule, which appears in this Form 10-K.

/s/  PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

San Jose, California

January 27, 2000